Exhibit 10.7

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Agreement (the “Agreement”), dated as of April 1, 2022 (the “Effective Date”), is by and between HESTIA INSIGHT INC., a Nevada corporation (the “Company”) and CHIN-TE LIU a/k/a PETER LIU (hereinafter referred to as the “Executive”).

Introduction

The Company desires to employ Executive, and Executive desires to be employed by the Company, pursuant to the terms and conditions set forth herein. The Executive will have significant access to information concerning the Company and its business. The disclosure of such information or the engaging in competitive activities would cause substantial harm to the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Purpose; Duties; Information. The Executive will serve as the Vice President of Asia Operations of the Company and shall have duties of an executive nature that are attendant to his position as described in the by-laws of the Company and as may be reasonably assigned to him by the Chief Executive Officer (“CEO”) of the Company. The Executive will report to the CEO and nothing herein shall interfere with or limit the oversight responsibilities of the CEO. As more fully set forth below, Executive shall (i) devote a significant portion of his working time, attention, and energy, using his best efforts, to perform his duties and provide his services under the Agreement; (ii) faithfully and competently serve and further the interests of the Company in every lawful way, giving honest, diligent, loyal, and cooperative service to the Company; (iii) discharge all such duties and perform all such services as aforesaid in a timely manner; and (iv) comply with all lawful policies which from time to time may be in effect at the Company or that the Company adopts. Except for business travel by the Executive that may from time to time be necessary or advisable on behalf of the Company, and unless otherwise agreed to by the Executive and the CEO, the Executive will provide his services in a virtual manner and all parties understand that Executive’s principal base of operation will be located in Taiwan. Executive shall use his commercially reasonable best efforts to preserve the confidentiality of confidential information designated as confidential by Company or that may be assumed to be confidential. Executive understands that the Company is a publicly traded company trading on the OTCQB under the symbol HSTA. Executive understands that he may come in possession of material non-public information. Executive agrees that he will protect such information and not buy or sell the Company’s securities when in possession of such information. Executive represents that he is an accredited investor as that term is defined by Regulation D as promulgated under the Securities Act of 1933, as amended (the “Act”), and all compensation in the form of securities of the Company issued to Executive under Section 2 of this Agreement shall be issued under Section 4(a)(2) of the Act and shall contain the appropriate restrictive legend under the Act.

2. Compensation and Benefits. During the Term (as defined below), the Executive will receive the following compensation and benefits:

(a) Base Salary. The Executive will receive salary at the rate of USD $10,000 annually (the “Base Salary”), payable in equal increments not less often than quarterly in arrears at the rate of USD $2,500 per quarter, and in any event consistent with the Company’s payroll policy and practices. In addition, the Base Salary of the Executive may from time to time be increased, but not decreased, by the Company’s Board of Directors (the “Board”), in its absolute discretion.

(b) Benefits. In addition to the Base Salary, the Executive will be entitled to receive health, welfare and fringe benefits that are generally available to the Company’s management employees in accordance with the then existing terms and conditions of the Company’s policies. The Executive will be entitled to reimbursement of all reasonable expenses incurred by him in his performance of services on behalf of the Company hereunder, subject to the presentation of appropriate documentation and other reimbursement policies generally applicable to the Company’s management employees. All expenses in excess of $500 must be preapproved in writing by the CEO.

(c) Withholding. The Company will withhold from compensation payable hereunder all applicable federal, state and local withholding taxes.

(d) Equity Awards. As additional compensation to the Executive hereunder, the Company shall issue to Executive:

(i) 5,000 shares of restricted common stock of the Company per month, to be issued to Executive on a quarterly basis at the rate of 15,000 shares per quarter; and

(ii) a stock option (the “Option”) to acquire an aggregate of 36,000 shares of the common stock of the Company, exercisable for five (5) years at an exercise price equal to the closing per share price of the Company’s common stock on the Effective Date, subject to vesting. The Option shall vest in equal amounts over a period of one (1) year at the rate of 3,000 shares per month and shall be issuable to Executive on a quarterly basis at the rate of 9,000 Options per quarter, commencing in the quarter in which the Executive enters into this Agreement. Notwithstanding the foregoing, if the Executive ceases to be employed by the Company at any time during the one (1) year vesting period for any reason (such as resignation, withdrawal, death, disability or any other reason), then any un-vested Options shall be irrefutably forfeited.

(e) Bonuses. In addition to the Executive’s annual Base Salary, during the term of the Executive’s employment hereunder, the Executive shall be entitled only to such bonuses or additional compensation as may be granted to the Executive by the Board, in its sole discretion. In addition, the Executive will be eligible for annual performance bonuses based on the achievement of predetermined corporate and individual objectives as defined by the Board on an annual basis, in its absolute discretion. Objectives must be both reasonable and achievable based on the combined authority of the Executive and available resources of the Company.

3. Full Time; Best Efforts. The Executive shall use his best efforts to promote the interests of the Company and shall devote his normal business time and efforts to its business and affairs and shall not provide management services to any other company or otherwise engage in business activities that would reasonably be expected to materially interfere with the performance of the Executive’s duties, services and responsibilities hereunder.

4. Term. The Term of this Agreement shall be for a period of one (1) year (the “Term”); provided, however, the Company may terminate this Agreement upon providing Executive with five (5) days written notice. Further, the Company may extend the Term for six (6) month intervals by providing the Executive written notice of its intent to extend the Term prior to the expiration of the Term.

5. Trade Secrets as Property of the Company.

(a) The Executive understands and agrees that all confidential information of any kind, nature, or description concerning any matters affecting or relating to the Company, its manner of operation, customers, products, formulas, copyrights, source code, processes, inventions, test methods, marketing and business plans and all other confidential data of any kind, nature, or description (collectively referred to as “Trade Secrets”) are the sole property of the Company, notwithstanding the Executive’s preparation, use, construction, observation, possession, or control of any or all of said Trade Secrets. The parties agree that such Trade Secrets are important, material, and confidential trade secrets, and to the degree they take written or other physical form, whether or not integrated with non-confidential materials, may not be disclosed by the Executive to third parties without the Company’s advance written consent. Such Trade Secret materials shall include, without limitation: sample materials, charts, notebooks, documents, correspondence, memoranda, reports, files, lists, computer disks, software, source code, programs, printouts, and all other written and graphic records (collectively referred to as “Trade Secret Materials”). Any such Trade Secret Materials in the Executive’s possession upon termination of this Agreement must be returned to the Company immediately. The parties agree that all such Trade Secrets and Trade Secret Materials may not be used by the Executive during the term of this Agreement beyond the scope of the Executive’s normal conduct of its business or following termination of this Agreement for any reason whatsoever without the advance written consent of the Company.

(b) During the term of this Agreement and for a period of five (5) years after the termination of this Agreement, the Executive agrees that it will not, either directly or indirectly, make known or divulge any Trade Secrets or Trade Secret Materials without the express and advance written consent of the Company; such prohibited disclosure to include, without limitation, the disclosure of names or addresses of any of the Company’s customers or employees at the time the Executive entered into this Agreement or with whom the Executive became acquainted after entering into this Agreement to any person, firm, company, partnership or corporation.

(c) The provisions of this Section 5 do not apply to any information that: (i) is or becomes publicly known through no fault of the Executive, or (ii) the Executive either acquired prior to entering into this Agreement or acquired from parties other than the Company who are not obligated to the Company.

6. Ownership of Intellectual Property. All intellectual property created by the Executive pursuant to the Executive’s engagement and specific to the Company’s business, including without limitation all ideas, concepts, prototypes, inventions, formulations and drawings, shall be “work for hire.” The Executive hereby assigns to the Company all of such intellectual property rights. The Executive agrees not to use such inventions for the Executive’s own account or to disclose any such inventions to third persons without the express prior written consent of the Company. The Executive shall upon request sign patent applications, copyright applications and assign any patent rights and copyrights to such inventions to the Company.

7. Equitable Relief; Severability. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of the provisions of Sections 5 and/or 6 of this Agreement would be inadequate, and in recognition of this fact, agrees that, in the event of a breach or threatened breach by the Executive of any of the Executive’s obligations set forth in such Sections, the Company shall be entitled to, and the Executive agrees not to oppose, the Company’s request for, equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy which may then be available, without posting bond or other security. Notwithstanding the foregoing, the Company’s decision to seek injunctive relief shall not diminish the right of the Company to claim and recover damages in addition to injunctive relief. It is expressly understood and agreed that although the Executive and the Company consider the restrictive covenants contained in this Agreement to be reasonable, if a court determines that the time, territory, scope or any other restriction contained in this Agreement is an unenforceable restriction on the activities of either Party hereto, no such provision of this Agreement shall be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable. If any Section, subsection, or provision or the application of such Section, subsection, or provision of this Agreement is held invalid, illegal, or unenforceable, the remainder of this Agreement and the obligation of such Section, subsection, or provision to persons or circumstances other than those to which it is held invalid, illegal, or unenforceable shall not be affected by such invalidity, illegality or unenforceability.

8. Noncompetition; Non-Solicitation. The Executive acknowledges and agrees that in the performance of this Agreement, he will be brought into frequent contact, either in person, by telephone, through electronic means or through the mails, with existing and potential customers of the Company. The Executive also acknowledges that any Confidential Information gained by his during the Term has been developed by the Company through substantial expenditures of time and money and constitutes valuable and unique property of the Company. The Executive further understands and agrees that the foregoing makes it necessary for the protection of the Company’s business that the Executive not compete with the Company during the Term and not compete with the Company for a reasonable period after the Term, as further provided in the following provisions. Accordingly, the Executive agrees that so long as he is an employee of the Company and for 24 months thereafter:

(a) The Executive will not, directly or indirectly, individually or as a consultant to, or employee, officer, director, manager, stockholder, partner, member or other owner or participant in any business entity, other than the Company or any of its subsidiaries, engage in or assist any other person or entity to engage in any business which directly or indirectly competes with any business in which the Company or any of its subsidiaries is engaging or in which the Company or any of its subsidiaries plans to engage or is actively evaluating engaging, during or at the time of the termination of the Executive’s engagement hereunder, anywhere in the United States or anywhere else in the world where the Company or any of its subsidiaries does business, or plans to do business or is actively evaluating doing business; provided that nothing contained herein shall prohibit the Executive from being a passive owner of less than one percent (1%) of the outstanding stock or any class of securities of any corporation or other entity which is publicly traded or privately held; and

(b) The Executive will not, directly or indirectly, individually or as a consultant to, or employee, officer, director, manager, stockholder, partner, member or other owner or participant in any business entity solicit or endeavor to entice away from the Company or any of its subsidiaries, or offer employment or any consulting arrangement to, or otherwise materially interfere with the business relationship of the Company or any of its subsidiaries with, any person or entity who is, or was within the one year period immediately prior to the termination of the Executive’s engagement hereunder, (i) employed by or a consultant to the Company or any of its subsidiaries or (ii) a customer or client of, supplier to or other party having material business relations with the Company or any of its subsidiaries.

The Company herby agrees and acknowledges that the Executive serves on the Board of Directors and as a Consultant of YoWealthLi Venture Capital Company and its related entities during the Term of this Agreement.

9. Notice. Any notice required under this Agreement shall be deemed duly delivered (and shall be deemed to have been duly received if so given), if personally delivered, sent by a reputable courier service, or mailed by registered or certified mail, postage prepaid, return receipt requested, addressed to the parties at the addresses set forth above or to such other address as any party may have furnished to the other in writing in accordance with this Section.

10. Law and Jurisdiction; Arbitration. This Agreement shall be governed by and construed under the laws of the State of Nevada without regard to principals of conflicts of laws provisions. In the event of any dispute between Company and Executive arising under or pursuant to the terms of this Agreement, or any matters arising under the terms of this Agreement, the same shall be settled only by arbitration through American Arbitration Association located in New York, New York in accordance with the Code of Arbitration Procedure published by the American Arbitration Association. The determination of the arbitrators shall be final and binding upon Company and Executive and may be enforced in any court of appropriate jurisdiction. The venue shall be in the City of New York, New York.

11. Severability. If the law does not allow a provision of this Agreement to be enforced, such unenforceable provision shall be amended to become enforceable and reflect the intent of the parties, and the rest of the provisions of this Agreement shall remain in effect.

12. Waiver. The failure of any party, in any instance, to insist upon strict enforcement of the provisions of this Agreement shall not be construed to be a waiver or relinquishment of enforcement in the future, and the terms of this Agreement shall continue to remain in full force and effect.

13. Assignability. This Agreement shall not be assignable by either party.

14. Amendment. This Agreement may only be amended or modified in a writing signed by both of the parties and referring to this Agreement.

15. Entire Agreement. This Agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter of this Agreement and supersedes and terminates all prior and/or contemporaneous understandings and/or discussions between the parties, whether written or verbal, express or implied, relating in any way to the subject matter of this Agreement.

16. Indemnification. The Company shall provide the Executive with the most favorable indemnification that the Company from time to time extends to any of its officers or directors, whether under the Company’s by-laws, Certificate of Incorporation, by contract or otherwise.

17. Representations and Warranties of the Executive. The Executive represents and warrants to the Company that, as of the date hereof, neither his execution and delivery of this Agreement nor the performance of his obligations hereunder will conflict with, violate or result in a breach of any agreement or obligation to which he is a party or by which he is bound.

18. Notification of New Employer. In the event that the Executive is no longer providing services to the Company under this Agreement, the Executive consents to notification by the Company to the Executive’s new employer or its agents regarding the Executive’s rights and obligations under this Agreement.

19. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one in the same instrument. Confirmation of execution by electronic transmission of a facsimile signature shall be binding on the confirming party.

SIGNING THIS AGREEMENT INDICATES ACCEPTANCE OF THE TERMS OF THIS AGREEMENT.

HESTIA INSIGHT INC.

By:	/s/ Edward Lee
Name:	Edward Lee
Title:	CEO

/s/ Peter Liu
Chin-Te Liu, a/k/a Peter Liu